PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED MAY 24, 2005	FILE NUMBER 333-124940

MAXYGEN, INC.

SUPPLEMENT NO. 1 TO PROSPECTUS DATED MAY 24, 2005

This supplement (this “Supplement”) amends certain information in our prospectus dated May 24, 2005 contained in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 13, 2005, registering for resale 500,000 shares of our common stock (the “Prospectus”). This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it. You should read this Supplement and the related Prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

The table under the caption “Selling Stockholder” on page 15 of the Prospectus is hereby amended by: (i) adding to the table the stockholder identified below on Schedule 1 and (ii) removing from the table Technogen Associates, L.P. Technogen Associates, L.P. transferred all of the shares of our common stock held by it to the Technogen Liquidating Trust in a transaction effecting a change in the form of beneficial ownership of the shares. The information provided in the schedule below with respect to the selling stockholder has been obtained from the selling stockholder. This information is as of January 3, 2007 and may change from time to time and any changed information of which we are apprised will be set forth in future prospectus supplements if and when necessary. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date upon which it provided the information regarding the shares of common stock beneficially owned by it, all or a portion of the shares of common stock beneficially owned by it in transactions exempt from the registration requirements of the Securities Act of 1933.

Schedule 1

Selling Stockholder	Number of Shares Beneficially Owned	Shared Being Offered
Technogen Liquidating Trust (1)	1,043,333	210,000

(1)	Two of our directors, Isaac Stein and Gordon Ringold, are co-trustees and beneficiaries of the Technogen Liquidating Trust.

If the Technogen Liquidating Trust sells all of the shares being offered under the Supplement and no others, it will hold 833,333 shares of our common stock at the completion of the offering. Such holdings would constitute approximately 2.3% of our shares of common stock outstanding as of December 29, 2006.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

This Prospectus Supplement is incorporated by reference into the Prospectus. For a description of certain factors that should be considered by prospective investors, see “Risk Factors” beginning on page 4 of the Prospectus and updates to those risk factors in our subsequent filings with the Securities and Exchange Commission which are incorporated by reference into the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is January 4, 2007.